Exhibit 10.1

July 28, 2014

James A. Hyde

520 Rocks Farm Dr.

Charlottesville, VA 22903

Re:	Letter Agreement

Dear Jim:

This letter agreement sets forth the complete terms under which your employment with NTELOS Holdings Corp. (the “Company”) and all subsidiaries and affiliates of the Company (collectively, the “NTELOS Companies”) will end.

1. End Date.

(a) Your last day of employment with the NTELOS Companies will be July 27, 2014 (your “End Date”). Effective on your End Date, you will no longer be an officer, employee or a member of the board of directors of any of the NTELOS Companies. You also hereby waive any claim for future employment with any of the NTELOS Companies.

(b) You also agree that, as of the End Date, you will resign, as soon as administratively practicable after the End Date, from the Boards of Directors of CCA and CTIA.

2. Payments. As consideration for the General Release described in paragraph 9 of this letter agreement and the other consideration described herein, the receipt and adequacy of which are hereby acknowledged, the Company will provide you with the following severance payments:

(a) You, or should you die before receipt of the payments referenced below, your beneficiary, will receive $56,250 per month (representing one hundred percent (100%) of your base salary in effect as of the date of this letter agreement) for eighteen (18) months for total payments of $1,012,500. These payments will be paid in such periodic installments, not less frequently than monthly, as your base salary was being paid immediately prior to the End Date, beginning with a lump sum payment on the first payroll date occurring on or after the first day of the seventh month beginning after the End Date or, if earlier, your death, equal to the payments you would have received prior to such date had the payments commenced immediately following your End Date, and subsequent installments in equal periodic installments thereafter, less any sums which may be required to be deducted or withheld under applicable provisions of law.

3. Employee Benefits. As consideration for the General Release described in paragraph 9 of this letter agreement and the other consideration described herein, the receipt and adequacy of which are hereby acknowledged, the Company also will provide you with the following employee benefits:

(a) Continuation of medical, dental, vision and flexible spending plan coverage (not including disability coverage) through COBRA at the Company’s expense (other than for the flexible spending account) for up to eighteen (18) months after the End Date. COBRA administration is handled by Ceridian COBRA. They will mail a package to your home for you and your dependents to elect continued coverage. To the extent you are not eligible to continue such medical, dental, vision and flexible spending account coverage for the full eighteen (18) months, you will be reimbursed, on a net after-tax basis, no less frequently than monthly, for the cost of individual insurance coverage for you and your dependents under a policy or policies that provide such benefits (which benefits do not include any flexible spending account or disability coverage) that are no less favorable in all material respects than the benefits (not including any flexible spending account or disability coverage) provided under the Company’s medical, dental and vision plans. Notwithstanding the foregoing, the coverage or reimbursements for coverage provided under this subparagraph 3(a) shall cease if you or your dependents become covered under any employee welfare benefit plan of any other employer of yours that provides the same or similar types of benefits.

(b) If the benefits set forth in subparagraph 3(a) are provided through COBRA, the Company will include and report in your taxable income the amount that is necessary for such amount, less applicable withholding taxes, to equal the portion of the monthly COBRA benefits that the Company pays on your and your eligible dependents’ behalf, and the Company will pay any sums which may be required to be deducted or withheld with respect to such amounts under applicable provisions of law.

(c) Your current life insurance and accidental death and dismemberment coverage for you and your eligible dependents will terminate as of the End Date unless you elect to convert such coverage to an individual policy in accordance with the terms of the current policy. You will be required to pay the full premium if you elect to continue such coverage.

(d) You and your dependents’ rights to benefits under the Company’s employee benefit plans in which you participate, if any, will be determined in accordance with the applicable plan documents, except as otherwise set forth herein.

(e) Notwithstanding any other provision hereof, if any of the payments to be made or benefits to be provided pursuant to paragraph 2 or this paragraph 3 constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”), payable upon a separation from service, then such payments or benefits will be delayed, to the extent required under Section 409A of the Code, until the first day of the seventh month beginning after the End Date or, if earlier, your death (the “409A Deferral Period”). In the event any such payments would otherwise have been made in the 409A Deferral Period, the payments shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event any of the foregoing benefits are deferred, any such benefit may be provided during the 409A Deferral Period at your expense, with you having the right to reimbursement from the Company as soon as the 409A Deferral Period ends, and the balance of the benefits will be provided as otherwise scheduled.

(f) Nothing in this letter agreement shall be construed to limit the right of any NTELOS Company to amend or terminate any of its employee benefit plans pursuant to their terms. The NTELOS Companies hereby specifically reserve the right and authority to amend and/or terminate any of their employee benefit plans as they in their sole discretion may determine.

4. Standard Payments. You, or if you die before receipt of the payments referenced below, your beneficiary, will receive payments for earned and unpaid base salary accrued through your End Date, unreimbursed business and entertainment expenses incurred or otherwise payable through your End Date and unreimbursed medical, dental and employee benefit expenses incurred or otherwise payable through your End Date as are reimbursable under the Company’s normal policies (payable not later than thirty (30) days after your End Date). Payment of these items will be made in a manner consistent with normal check processing schedules of the Company. Payment of unreimbursed medical, dental and other employee benefit expenses shall be paid pursuant to the terms of the applicable benefit plans. You agree that you will not be paid any accrued and unpaid vacation pay, if any, as of the End Date.

5. Company Stock Awards.

(a) Your outstanding Company Stock Options as of the End Date are set forth on Exhibit A attached hereto. None of your unvested Company Stock Options will become vested and exercisable in connection with the end of your employment. Your vested Company Stock Options, as set forth on Exhibit A, will remain outstanding and be exercisable in accordance with the Company’s 2010 Equity and Cash Incentive Plan and the related award agreements through December 31, 2014 (but in no event will your vested Company Stock Options be exercisable beyond their latest expiration date as set forth in the related award agreements). Your Company Stock Options that are not vested, as set forth on Exhibit A, will be forfeited as of the End Date without any payment therefor.

(b) Your outstanding Company Restricted Stock as of the End Date is set forth on Exhibit B attached hereto. All of your outstanding Company Restricted Stock will be forfeited as of the End Date without any payment therefor.

(c) Your outstanding Company Performance Stock Units as of the End Date are set forth on Exhibit C attached hereto. All of your outstanding Company Performance Stock Units shall be forfeited as of the End Date without any payment therefor.

(d) Any Lumos Stock Options and Lumos Restricted Stock you hold as of the End Date will be governed by the applicable terms of such awards and take into account your voluntary resignation, without cause or good reason, from the NTELOS Companies.

6. Accord and Satisfaction. You agree to sign and be bound by this letter agreement in order to receive from the Company those payments and benefits described in paragraphs 2 and 3, and for your vested Company Stock Options to remain outstanding after the End Date, none of which you would have been otherwise entitled to receive in the absence of this letter agreement. By signing this letter agreement, you accept the payments and benefits described herein as a final accord and satisfaction of all payments and benefits due you from the NTELOS Companies relating to your employment, including, without limitation, any amounts that may be due you under the terms of your Employment Agreement dated December 7, 2010, as amended by the First Amendment to Employment Agreement dated March 25, 2012, a copy of which is attached as Exhibit D (your “Employment Agreement”), and you hereby waive any rights to receive any other payments and benefits from the NTELOS Companies other than as described in this letter agreement, including without limitation, any payments and benefits to which you may be entitled under your Employment Agreement. You also acknowledge that you are not entitled to receive any payments or benefits under any severance plan, arrangement, program or policy of any of the NTELOS Companies. Except as otherwise provided herein, this letter agreement constitutes the final and entire agreement between you and the NTELOS Companies on the subject matter herein, and no other representation, promise, or agreement has been made to cause you to sign this letter agreement. All other agreements regarding your employment or the subject matter therein shall be superceded by this letter agreement, except as expressly set forth herein.

7. Company Property/EMail Access. You agree to return as soon as practicable all Company property that is in your possession or in your home. Such items include but are not limited to gas cards, credit cards, computers, wireless handsets (other than your or your family’s personal phone(s)) and accessories, files, and reports. NTELOS Companies agrees that within fifteen (15) days after the Effective Date, it will, with NTELOS Companies oversight, provide you with reasonable access to your computer for the sole purpose of allowing you to retrieve purely personal information.

8. Non-Competition, Confidential Information and Repayment. (a) You agree, acknowledge and affirm that Sections 5, 6, 7, 8 (other than Section 8(i)), 10, 11, 13, 15 and 19 of your Employment Agreement remain in full force and effect and are not superceded, merged or otherwise affected by this letter agreement, except as described herein, and that you will continue to be bound by the terms and conditions of Sections 5, 6, 7, 8 (other than Subsection 8(i)), 10, 11, 13, 15 and 19 of your Employment Agreement, except to the extent otherwise specifically set forth herein. You further agree that the covenants, prohibitions and restrictions contained in this letter agreement are in addition to, and not in lieu of, any rights or remedies that the NTELOS Companies may have available pursuant to the foregoing sections of your Employment Agreement or the laws of any jurisdiction, or the common law or equity, and the enforcement or non-enforcement by the NTELOS Companies of their rights and remedies pursuant to this letter agreement shall not be construed as a waiver of any other rights or remedies that any of them may possess. Any breach by you of this letter agreement, including without limitation this paragraph 8, or of Sections 5, 6, 7, 8 (other than Section 8(i)), 10, 11, 13, 15 or 19 of your Employment Agreement, or NTELOS Companies determination that, while employed by NTELOS Companies, you engaged in any fraudulent act causing monetary damage to NTELOS Companies or criminal conduct, shall be grounds for termination of (i) any payments to be made or benefits to be delivered hereunder and (ii) any of your vested Company Stock Options that remain outstanding at such time without any payment therefor.

(b) Notwithstanding anything in paragraph 8(a) to the contrary, you further agree as follows:

(i) In the event you become employed by a wireless “Competitor,” as defined in Section 8(g)(ii) of your Employment Agreement, whether as an employee or consultant, within six (6) months after the End Date, then you will not be entitled to any of the payments or benefits referenced in paragraphs 2(a) or 3(a) of this letter agreement.

(ii) For a period of eighteen (18) months following the End Date, you will not become employed, whether as an employee or a consultant, for Sprint Corporation or any of its subsidiaries or affiliates. In the event you become so employed, you agree to forfeit all future payments and benefits under paragraphs 2(a) and 3(a) of this letter agreement and to repay NTELOS Companies, within thirty (30) days after any written demand by the NTELOS Companies, the gross amount of such payments and benefits previously paid to you pursuant to those paragraphs.

(iii) In the event you become employed, whether as an employee or a consultant, by a wireless “Competitor” (referenced above) between six (6) months and twelve (12) months after the End Date, you will receive the payments or benefits referenced in paragraphs 2(a) or 3(a) of this letter agreement only through the expiration of twelve months from the End Date, at which point all such payments shall cease. You shall be entitled to no further such payments or benefits if you become employed by a wireless “Competitor” at any point after twelve (12) months from the End Date.

9. General Release. (a) For and in consideration of the payments, benefits and promises set forth in this letter agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you hereby release, acquit, and forever discharge the NTELOS Companies and all their affiliates, parents, subsidiaries, partners, joint venturers, owners, and shareholders, and all of their officers, directors, employees, representatives, and agents, and all successors and assigns thereof (each a “Released Party”), from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), of any nature whatsoever, known or unknown, which you now have, had, or may hereafter claim to have had against any of the NTELOS Companies or any other Released Party, of any kind or nature whatsoever, arising from any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred up to the date you execute this letter agreement.

The claims knowingly and voluntarily released herein include, but are not limited to, all claims relating in any way to your employment with the NTELOS Companies or any Released Party, or the conclusion of that employment, whether such claims are now known or are later discovered, including claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act or other federal or state wage and hour laws, the Employee Retirement Income Security Act, claims for breach of contract, infliction of emotional distress, claims under any other federal or state law pertaining to employment or employment benefits, and any other claims of any kind based on any contract, tort, ordinance, regulation, statute, or constitution; provided, however, that nothing in this Agreement shall be interpreted to release any claims which you may have for workers compensation benefits. You acknowledge that this letter agreement is a complete defense and shall constitute a full and final bar to any claim by you based on any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred up to the date you execute this letter agreement.

(b) For good and valuable consideration, the sufficiency of which is hereby acknowledged, the NTELOS Companies hereby release, acquit, and forever discharge you and your heirs from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements (except as otherwise set forth in this letter agreement), controversies, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorney’s fees and legal expenses), of any nature whatsoever, known or unknown, which they now have, had, or may hereafter claim to have had against you of any kind or nature whatsoever, arising from any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred up to the date you execute this letter agreement; provided, however, nothing herein releases you from any of the obligations referenced in this letter agreement, including those in paragraph 8.

Except as set forth above, the claims knowingly and voluntarily released herein include, but are not limited to, all claims relating in any way to your employment or the NTELOS Companies, or the conclusion of that employment, whether such claims are now known or are later discovered. Except as set forth above, this letter agreement is a complete defense and shall constitute a full and final bar to any claim by the NTELOS Companies based on any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred up to the date this letter agreement is executed.

10. Non-Disparagement. (a) You agree not to make any statement or take any action that criticizes or disparages any of the NTELOS Companies, any Released Party or their parents, subsidiaries or affiliates, their employees, officers, directors, representatives or agents, their management or their practices or that disrupts or impairs their normal operations, except that nothing in this letter agreement shall be interpreted to limit your rights to confer with counsel or to provide truthful testimony pursuant to subpoena, notice of deposition or as otherwise required by law. This provision is in addition to, and not in lieu of, the substantive protections under applicable law relating to defamation, libel, slander, interference with contractual or business relationships, or other statutory, contractual, or tort theories.

(b) The Company agrees that the current Executive Officers (“EOs”) and current members of the Board of Directors of NTELOS Holdings Corp. (“Board”) will not make any statement or take any action that criticizes or disparages you, and EOs agree to affirmatively instruct employees of the Company at the Vice President level or above not to make any statement or take any action that criticizes or disparages you; provided, nothing herein shall be interpreted to limit any individual’s rights to confer with counsel or to provide truthful testimony pursuant to a subpoena, notice of deposition or as otherwise required by law. This provision is in addition to, and not in lieu of, the substantive protections under applicable law relating to defamation, libel, slander, interference with contractual or business relationships, or other statutory, contractual, or tort theories.

11. Receipt and Effective Date. You acknowledge that you have read and understand this letter agreement, that you are hereby provided a period of no less than forty-five (45) calendar days to consider its terms, and that you are hereby advised in writing to discuss its terms with an attorney or other advisor before executing the letter agreement, and that your execution is purely voluntary. This letter agreement will not become effective and enforceable until seven (7) days after your execution of same (which must occur on or before the expiration of forty-five (45) days after your End Date). You further understand that you may revoke this letter agreement within seven (7) calendar days after the date you have signed it by delivering written notice of revocation to General Counsel, NTELOS Holdings Corp., 1154 Shenandoah Village, Waynesboro, VA 22980. If the end of such revocation period falls on a Saturday, Sunday or legal holiday in the Commonwealth of Virginia, the revocation period shall be extended until the next day that is not a Saturday, Sunday or legal holiday in the Commonwealth of Virginia. Notwithstanding anything contained herein to the contrary, you understand and agree that, if you fail to sign the letter agreement on or before the expiration of forty-five (45) days after the End Date, or if you revoke the letter agreement before the expiration of the revocation period, this letter agreement shall be canceled and void and neither party shall have any rights or obligations arising under it, and you will not be entitled to receive any payments or benefits under this letter agreement not otherwise payable absent this letter agreement. Notwithstanding any other provision of this letter agreement, no payments or benefits shall be made hereunder for the sixty (60) days immediately following the End Date. Any payments to be made or benefits to be delivered during such sixty (60) days will be delayed until the expiration of such sixty (60)-day period. Any payments that would otherwise have been paid during that time shall be accumulated and paid in a lump sum immediately after the expiration of such period. Any benefit to be delivered during such time may be continued at your expense, with you having the right to reimbursement immediately after the expiration of such period. You further acknowledge that the payments and benefits set forth in paragraphs 2 and 3 herein would not be otherwise payable, and your vested Company Stock Options would not have remained outstanding after the End Date, in the absence of your agreement to the General Release in paragraph 9.

12. Severability. Except as set forth below, the terms, conditions, covenants, restrictions, and other provisions contained in this letter agreement are separate, severable, and divisible. If any term, provision, covenant, restriction, or condition of this letter agreement or part thereof, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void, the remainder of this letter agreement and such term, provision, covenant, or condition shall remain in full force and effect to the greatest extent practicable and permissible by law, and any such invalid, unenforceable, or void term, provision, covenant, or condition shall be deemed, without further action on the part of the parties hereto, modified, amended, limited, or deleted to the extent necessary to render the same and the remainder of this letter agreement valid, enforceable, and lawful. In the event that any portion of the General Release in paragraph 9 is deemed void or unenforceable, the Company shall have no further obligation to provide any further payments or benefits under paragraphs 2 and 3 above, any of your vested Company Stock Options that remain outstanding at such time will terminate without any payment therefor, and you agree to repay (i) the gross amount of any payments and the value of any benefits described in paragraphs 2 and 3 which you previously received under this letter agreement and (ii) the gross value you received from any previous exercise of any of the vested Company Stock Options that remained outstanding as of the End Date, none of which you would have been entitled to receive in the absence of your agreement to the General Release in paragraph 9.

13. Taxes. You shall be responsible for any tax consequences of any payments made or benefits provided pursuant to this letter agreement, except for any applicable taxes that the Company withholds. You acknowledge and agree that the Company is not undertaking to advise you with respect to any tax consequences of this letter agreement, and that you are solely responsible for determining those consequences and satisfying all of your applicable tax obligations resulting from any payments described herein.

14. Assignment. Your rights and obligations under this letter agreement are personal to you and may not be transferred by you by assignment or otherwise.

15. Non-Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power, or privilege hereunder or under law shall constitute a waiver of that right, power, or privilege or of the same right, power, or privilege in any other instance. Any waiver by either party hereto must be contained in a written instrument signed by the party to be charged with such waiver and, in the case of the Company, by an authorized officer.

16. Acknowledgements. You acknowledge that you have read this letter agreement and understand its terms. You have been provided with a full and fair opportunity to consult with an attorney of your choosing and to obtain any and all advice you deem appropriate with respect to this letter agreement. In light of the foregoing, you are satisfied with the terms of this letter agreement and agree that its terms are binding upon you. Nothing in this letter agreement shall be deemed an admission by any of the NTELOS Companies, or by you, of any violation of any agreement, statute, law or right or of any wrongdoing of any kind.

17. Non-Disclosure. You covenant and agree that you will not disclose the existence or terms of this letter agreement to any person except (i) licensed attorney(s) for the purpose of obtaining legal advice, (ii) licensed or certified accountant(s) for purposes of preparing tax returns or other financial services, (iii) proceedings to enforce the terms of this letter agreement, or (iv) as otherwise required by law or court order. However, nothing herein shall limit your ability to confer with legal counsel, to testify truthfully under subpoena or court order, or to cooperate with an investigation by a municipal, state or federal agency for enforcement of laws, and you may disclose the existence or terms of this letter agreement to your spouse or other immediate family, including your parents, provided you take reasonable measures to assure that she or they do not disclose the existence or terms of this letter agreement to a third party, except as otherwise allowed herein. The foregoing non-disclosure will not apply to the existence and terms of this letter agreement on and after, but only to the extent that, they become public knowledge upon any filing with the United States Securities and Exchange Commission.

18. Previous Agreements. You agree and specifically acknowledge that the Company and you are entering into this letter agreement for the purpose of amicably resolving any and all issues relating to your employment with the NTELOS Companies and its cessation. This letter agreement supercedes any previous agreement(s), whether written or oral, that you may have had with any of the NTELOS Companies, including your Employment Agreement, and any other such agreement is merged into and extinguished by this letter agreement, except as expressly provided otherwise in this letter agreement.

19. Governing Law and Interpretation. This letter agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the Commonwealth of Virginia, notwithstanding any choice of law provisions otherwise requiring application of other laws. It shall be interpreted according to the fair meaning of the terms herein and not strictly in favor of, or against, either party.

20. Amendments. No amendment or modification of this letter agreement shall be binding or effective for any purpose unless made in a writing signed by the party against whom enforcement of such amendment or modification is sought.

21. Section 409A. Notwithstanding any other provision of this letter agreement, it is intended that any payment or benefit provided hereto that is considered nonqualified deferred compensation subject to Section 409A of the Code will be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. For purposes of this letter agreement, all rights to payments and benefits hereunder will be treated as rights to a series of separate payments and benefits to the fullest extent allowable by Section 409A of the Code. Notwithstanding any other provision of this letter agreement, however, neither the Company nor any of the Released Parties shall be liable to you in the event any provision of this letter agreement fails to comply with, or be exempt from, Section 409A of the Code.

22. Beneficiary. You may designate one or more individuals or entities as your beneficiary under this Agreement and change any prior beneficiary designation, so long as such designation or change in designation is in writing and delivered to Vice President, Human Resources or her successor, at the address set forth in paragraph 11 above, prior to your death. In the absence of a valid beneficiary designation, or should your designated beneficiary predecease you, your estate shall be your beneficiary. Your beneficiary shall be entitled to receive any payments owed to you after your death, and to exercise any rights you had prior to your death, to the extent such payments or rights are to continue after your death.

23. Indemnification. This letter agreement shall not affect your right to indemnification for any claims or liabilities arising from your acts and/or omissions as an officer or director of any of the NTELOS Companies to the extent provided by law, the governing documents of the applicable NTELOS Company or applicable directors and officers insurance policies then in place.

Please sign and date in the space below to accept the terms of this letter agreement and the end of your employment with the NTELOS Companies and return the executed letter agreement to me for the Company’s files. If you have any questions, please let me know.

Sincerely,

NTELOS HOLDINGS CORP.

By:	/s/ Brian J. O’Neil
Brian J. O’Neil
Executive Vice President, General Counsel

IN WITNESS WHEREOF, the undersigned has signed and executed this letter agreement on the date set forth below as an expression of his intent to be bound by the foregoing terms of this letter agreement, including without limitation the General Release set forth in paragraph 9 of the letter agreement.

By:	/s/ James A. Hyde
James A. Hyde

Date:	July 28, 2014

Exhibit A

Portfolio Summary of Option Grants as of End Date

Grant Date	Exercise Price	Outstanding Balance	Options Exercisable Balance*	Forfeited as of End Date
3/30/2009	$21.66	159,638	159,638	0
12/17/2009	$21.60	114,181	114,181	0
2/28/2011	$23.98	77,467	58,099	19,368
2/29/2012	$23.25	219,817	109,908	109,909
4/26/2012	$18.90	161,094	64437	96,657
3/6/2013	$12.47	326,087	81,521	244,566
3/14/2014	$12.93	171,230	0	171,230

*	Expire 12/31/14

Exhibit B

Portfolio Summary of Restricted Stock Forfeited as of End Date

Grant Date	Forfeited Balance
2/29/2012	30,791
4/26/2012	14,052
3/6/2013	41,411
3/14/2014	34,554

Exhibit C

Portfolio Summary of PSUs forfeited as of End Date

Grant Date	Forfeited Balance
3/6/2013	41,411
3/14/2014	34,554

Exhibit D

[Copy of Employment Agreement, as amended]